EXHIBIT 10.2.4

EXECUTIVE CONTINGENT SALARY PLAN       (CSP)

EMC Reinsurance Company (EMC Re)

Purpose - To provide special incentive for participants to contribute to the success of EMC Reinsurance Company and EMC Insurance Companies and to provide a means to participate in the favorable underwriting results of the companies.

Plan Year – Calendar year beginning January 1 and ending December 31.

Eligible Participants –

Ronnie D. Hallenbeck, President – EMC Reinsurance Company

Subject Compensation – base salary and wages paid during the plan year in the eligible position

Contingent Salary Percentage – based on (1) the Consolidated Combined Trade Ratio for EMC Insurance Companies, (2) the adjusted Combined Trade Ratio for EMC Re computed according to the formula below, (3) change in policyholder surplus for EMC Re and (4) change in net written premiums for EMC Re.  Calculations will be to the nearest 1/10th of 1%.

Determination of adjusted Combined Trade Ratio for EMC Re

Step One:  The actual combined trade ratio is adjusted for the profit or loss incurred by EMCC under the occurrence cap protection.

Step Two:  The adjusted combined trade ratio from Step One is compared to that of the reinsurance industry as published by the Reinsurance Association of America.  If it is greater than the RAA combined, no further adjustment is made.  If it is lower than the RAA combined ratio, the adjusted combined trade ratio is reduced by the difference, subject to a maximum reduction of three points.

Contingent Salary Percentage =

Consolidated Combined Trade Ratio Component (A)

+	Adjusted EMC Re Combined Trade Ratio Component (B)

+	EMC Re Surplus Component (C)

+	EMC Re Net Written Premium Component (D)

(Subject to maximum of 75.0%)

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Where,

(A) =	(Combined Ratio Threshold – Consolidated Combined Trade Ratio) X 2.0% (Subject to maximum of 20.0% and minimum of 0.0%)

(B) =	(Combined Ratio Threshold – adjusted EMC Re Combined Trade Ratio) X 5.0% (Subject to maximum of 50.0% and minimum of -20.0%)

(C) =	Percent change in policyholder surplus X 1.0 (if change is positive) or Percent change in policyholder surplus X 1.0 (if change is negative) (Subject to maximum of 25.0% and minimum of -20.0%)

(D) =	Percent change in Net Written Premium X 2.0 (Subject to maximum of 15.0% and minimum of -10.0%)

Note: Combined Ratio Threshold provided in memo announcing plan each year

The Contingent Salary Payment for the plan year will be made to eligible participants as soon as all necessary information is available and calculations have been completed and verified and will be equal to –

Contingent Salary Percentage X Subject Compensation

ADMINISTRATION:

1.	An otherwise eligible participant will not be eligible to receive payment if he/she is not employed by the Companies on the last day of the plan year.

2.	Exception - an eligible participant who retires or becomes deceased or disabled before the last day of the plan year will receive payment based on subject compensation for the plan year.

3.	Calculations may be adjusted for unusual or extenuating events or circumstances as determined by the Executive Vice President for Corporate Development.

4.
If there is a disagreement or misunderstanding of the basis for the CSP or in the calculation of the amount payable, the decision of the Executive Vice President for Corporate Development will be final.

5.	Required taxes and voluntary deductions will be withheld from the contingent salary payment as appropriate.

6.
Neither the adoption of the Executive Contingent Salary Plan nor any of its provisions shall confer upon any participant any right to continued employment with the Companies or affect in any way the right of the Companies to terminate the employment of a participant at any time.

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